Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 22, 2024, except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is May 13, 2024, relating to the financial statements and financial statement schedules, which appears in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-278653) of Bowhead Specialty Holdings Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-27865) incorporated by reference in this Registration Statement.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
May 22, 2024